Exhibit 10.1
Spencer Clarke LLC
Securities Investment Banking
Member NASD MSRB SIPC SIA
Confidential
January 4, 2007
Save the World Air, Inc.
5125 Lankershim Boulevard
North Hollywood, California 91601
Attention: Mr. Bruce H. McKinnon, Chief Executive Officer
Re: Consulting Agreement between Spencer Clarke LLC and Save the World Air, Inc.
Dear Mr. McKinnon:
This will confirm the terms of our mutual understanding and agreement (“Agreement”) in connection with the efforts of Spencer Clarke LLC (“Spencer Clarke”) shall be named the exclusive advisor to Save the World Air, Inc. (the “Company” or “SWA”).
Scope of Services. For a period of twelve (12) months beginning on January 4, 2007, Spencer Clarke will provide the Company with financial consulting services (including but not limited to executive search, strategic partnerships, research on new markets, strategic visibility, etc.) to help further develop the Company’s strategic business plan.
Fee. Pursuant to this agreement the Company will employ Spencer Clarke as a financial consultant for a non-refundable monthly fee of Twenty Thousand Dollars ($20,000) exclusive of any actual out-of-pocket expenses approved by the Company. It is understood that the monthly fees for the first three months totaling Sixty Thousand Dollars ($60,000) shall be due on March 1, 2007, and the remaining nine monthly fees shall be due the first of each month thereafter.
Expenses. SWA will reimburse Spencer Clarke for those costs, fees and expenses incurred by Spencer Clarke in connection with this engagement, including but not limited to, due diligence, travel, communication, marketing, and the legal fees and expenses of Spencer Clarke’s counsel. SWA will reimburse Spencer Clarke’s expenses as incurred, and it is understood that any expenditure by Spencer Clarke on behalf of this engagement that is in excess of $2,000 will need the prior approval of SWA prior to incurrence.
505 Park Avenue   4th Floor   New York, NY 10022
888.505.PARK(7275)   212.446.6100   FAX 212.446.6191
www.spencerclarke.com

Save the World Air, Inc.
January 4, 2007

Indemnification. SWA shall:
(a) indemnify Spencer Clarke and hold it harmless against any losses, claims, damages or liabilities to which Spencer Clarke may become subject arising in any manner out of or in connection with the rendering of services by Spencer Clarke hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of Spencer Clarke; and
(b) reimburse Spencer Clarke immediately for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of services by Spencer Clarke hereunder; provided, however, that in the event a final judicial determination is that the alleged losses, claims, damages or liabilities arose primarily out of the gross negligence or bad faith of Spencer Clarke, Spencer Clarke will remit to SWA any amounts reimbursed under this subparagraph (b). Notwithstanding anything to the contrary stated herein, in no event shall the amount payable by Spencer Clarke hereunder exceed the Fee payable to Spencer Clarke pursuant to this Agreement.
SWA agrees that (i) the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not Spencer Clarke is a formal party to any such lawsuits, claims or other proceedings, (ii) Spencer Clarke is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate, and such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of Spencer Clarke; provided, however, that to the extent that Spencer Clarke retains separate counsel in connection with any matter set forth in this subparagraph (b), such counsel shall coordinate its efforts with counsel to SWA.
Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of New York and shall inure to the benefit of, and be binding upon, Spencer Clarke and SWA and their respective successors and assigns.
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505 Park Avenue   4th Floor   New York, NY 10022
888.505.PARK(7275)   212.446.6100   FAX 212.446.6191
www.spencerclarke.com

Save the World Air, Inc.
January 4, 2007

If the foregoing correctly sets forth our Agreement, please sign and return the enclosed copy of this letter.

Sincerely, SPENCER CLARKE LLC
By:	/s/ Reid H. Drescher
	Name:	Reid H. Drescher
	Title:	CEO

ACCEPTED AND AGREED TO: as of January 4, 2007

SAVE THE WORLD AIR, INC.
By:	/s/ Bruce H. McKinnon
	Name:	Bruce H. McKinnon
	Title:	CEO

505 Park Avenue   4th Floor   New York, NY 10022
888.505.PARK(7275)   212.446.6100   FAX 212.446.6191
www.spencerclarke.com